Exhibit 99.1

Verso Corporation Appoints Matthew M. Archambeau as Senior Vice President of Manufacturing and Energy

MIAMISBURG, Ohio, April 14, 2020 /PRNewswire/ -- Verso Corporation (NYSE: VRS) today announced that Matthew M. Archambeau has been appointed Verso's Senior Vice President, Manufacturing and Energy, effective immediately.

"I am very pleased to have Matt join our senior leadership team with responsibility for leading our safety, manufacturing and energy strategic initiatives," said President and Chief Executive Officer Adam St. John. "Matt will easily transition into this new position because of his 26 years of extensive experience at Verso in various manufacturing leadership and technical roles, including his current responsibility for our Centers of Excellence."

Mr. Archambeau's previous leadership experience at Verso includes Vice President of the Centers of Excellence/Technology; Mill Manager at Verso's Escanaba, Michigan, mill and former Bucksport, Maine, and Sartell, Minnesota, mills; Director of Manufacturing Support, Memphis, Tennessee; and numerous manufacturing roles at Verso's former Bucksport, Maine mill.

Mr. Archambeau holds a bachelor's degree in Chemical Engineering from the University of Minnesota – Duluth.

About Verso Corporation
Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. A leading North American producer of graphic and specialty papers, packaging and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso's long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso's passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

Forward Looking Statements
In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend," "potential" and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso's actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including those risks and uncertainties listed under the caption "Risk Factors" in Verso's Form 10-K for the fiscal year ended December 31, 2019 and from time to time in Verso's other filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

CONTACT: Investor contact: investor.relations@versoco.com, 937-528-3220; Media contact: Shawn Hall, Director, Communications, 937-528-3700, shawn.hall@versoco.com